Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167807 September 30, 2010

iShares

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iAU

The iShares of gold.

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC . Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and any offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, less the Trust’s expenses and liabilities, the market price of the shares will be as unpredictable as the price of gold has historically been. Brokerage commissions will reduce returns.

For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. BlackRock Asset Management International Inc., an affiliate of BlackRock, Inc., is the sponsor of the Trust.

The information posted on this page is intended for U.S. Residents only.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. iS-3488

Name iShares®

Location San Francisco

Web http://iShares.com

Bio The official iShares® Twitter home. Stay tuned for market insights, ETF education, and latest info on iShares events.

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I posted 13 photos on Facebook in the album “iShares Gold Event September 29, 2010” http://fb.me/yCY8pFa1 6 minutes ago via Facebook

Watch a live interview of Robert Kapito, President of BlackRock, with Maria Bartiromo on CNBC at 4:15PM EST #gold 10 minutes ago via HootSuite

Watch a live webcast of The Closing Bell at 3:59 p.m. ET on September 29, 2010. #gold http://ht.ly/2LOFs about 1 hour ago via HootSuite

@selysettesarina Thanks for the mention about our Gold Event today NYSE! about 1 hour ago via HootSuite in reply to selysettesarina

There is 56.8 Bn in gold ETFs domiciled (funds that are backed by physical gold) as 8/31/2010. http://fb.me/KDbzx5hA about 3 hours ago via Facebook

The gold banner is up! #gold http://twitpic.com/2t39tb about 4 hours ago via Twitpic

I posted a new video to Facebook http://fb.me/xuUrevaI about 4 hours ago via Facebook

The gold bar has arrived. We’ll be showing you video shortly #gold http://fb.me/B97x2fdq about 5 hours ago via Facebook

The gold bar has arrived. We’ll be showing you video shortly #gold http://twitpic.com/2t2umi about 5 hours ago via Twitpic

The gold bar is on its way to NYSE... http://fb.me/xpvf8fK6 about 5 hours ago via Facebook

The gold bar is at Liberty and Pearl Streets.... #gold about 6 hours ago via twidroid

The gold bar is on its way to NYSE #gold http://twitpic.com/2t2h8e about 6 hours ago via Twitpic

We’re waiting for the gold bar.... #gold http://twitpic.com/2t2ffz about 6 hours ago via Twitpic

@RockTheBoatMKTG Thanks! We’re glad to be here. about 8 hours ago via HootSuite in reply to RockTheBoatMKTG

@AdvisorTweets Thanks! We’re glad to be here. about 8 hours ago via HootSuite in reply to AdvisorTweets

Today we’ll be following the gold bar and chatting about our gold event at the NYSE using the hash tag #gold about 8 hours ago via Facebook

Tomorrow we’ll be following the gold bar to the NYSE and bringing you live information from our gold event. #gold about 23 hours ago via HootSuite

Stay tune for some fun facts about gold... about 23 hours ago via Facebook

There is $200 billion of gold stored 30 feet below the NY subway system… #goldfacts Tuesday, September 28, 2010 11:45:07 AM via HootSuite

Did you know how much a gold bar weighs? It’s 400.050 ounces.. That’s what we’ll have on Wednesday at the NYSE #goldfacts Tuesday, September 28, 2010 7:30:15 AM via HootSuite

Stay tuned for some fun facts about gold... #goldfacts 5:30 PM Sep 27th via HootSuite

We’re ramping up for our gold event this Wednesday at the NYSE #gold 2:30 PM Sep 27th via HootSuite

Have you seen, “Investing in Gold”? If not take a look: http://ht.ly/2KwKZ #gold 2:00 PM Sep 27th via HootSuite

We have some thoughts on inflation, take a look at: http://ht.ly/2KFlk 1:07 PM Sep 27th via HootSuite

Have you seen, “Investing in Gold”? If not take a look: http://ht.ly/2KwKZ #gold 10:25 AM Sep 27th via web

iShares is now tweeting! Stay tuned to hear about our events, ETF ed. and market views 10:23 AM Sep 27th via web

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